EXHIBIT 23.10

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Global, Inc.:

We consent to the use of our report dated June 6, 2005, with respect to the statement of net assets available for participant benefits of the Liberty Media 401(k) Savings Plan — Puerto Rico as of December 31, 2004, and the related statement of changes in net assets available for participant benefits for the period from June 8, 2004 (inception) through December 31, 2004 and the related supplemental schedule, incorporated by reference in this registration statement on Form S-8 of Liberty Global, Inc.

/s/ KPMG LLP

Denver, Colorado
August 29, 2005